PROSPECTUS SUPPLEMENT                       FILED  PURSUANT TO RULE  424(b)(3)
(To  Prospectus  dated July 10,  1997)      Registration  No.  333-30199

                       DATA GENERAL  CORPORATION
          $212,750,000  Principal Amount of 6% Convertible
                    Subordinated  Notes due 2004
           ( Interest payable May 15 and November 15)

                 8,122,089 Shares of Common Stock

       This document  supplements the Prospectus dated July 10, 1997 relating to
(i) $212,750,000 aggregate principal amount of 6% Convertible Subordinated Notes due 2004 (the "Notes") of Data General Corporation, a Delaware corporation (the "Company"), and (ii) 8,122,089 shares of common stock, par value $.01 per share, (the "Common Stock") of the Company which are initially issuable upon conversion of the Notes plus such additional indeterminate number of shares of Common Stock as may become issuable upon conversion of the Notes as a result of adjustments to the conversion price (the "Shares"). The Notes and the Shares are being offered for the account of the holders thereof. The Notes were initially acquired from the Company by Morgan Stanley & Co. Incorporated and Dillon, Read & Co., Inc in May 1997 in connection with a private offering. This Prospectus Supplement is incorporated by reference into the Prospectus, and all terms used herein shall have the meaning assigned to them in the Prospectus. On December 24, 1997 the last sale price of the Common Stock of the Company on the New York Stock Exchange was $17 7/8. The Common Stock of the Company is traded under the symbol "DGN."

  Selling  Securityholder:  D.E.  Shaw Investments, L.P.
                            Bear Stearns Securities Corp*
                            120 West 45th St, 39th Floor
                            New York, NY 10036

  Securities Being Sold:    $526,000.00 aggregate principal amount
                            of 6% Convertible Subordinated Notes
                            due 2004

*Investment Manager has shared voting and investment power of the securities of Data General Corporation.

         As of December 24, 1997, and prior to giving effect to the sale of the Notes being offered by the Selling Securityholder hereby, the Selling Securityholder beneficially owned $526,000.00 aggregate principal amount of Notes, representing less than 1% of the Notes outstanding as of such date. As of such date, the Selling Securityholder did not beneficially own any shares of Common Stock of the Company, other than the shares of Common Stock into which the Notes beneficially owned by the Selling Securityholder are convertible.

SEE "RISK   FACTORS"  BEGINNING  ON  PAGE  4  OF  THE  ACCOMPANYING PROSPECTUS
FOR A DESCRIPTION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.


            THESE  SECURITIES  HAVE NOT BEEN APPROVED OR  DISAPPROVED
             BY THE SECURITIES AND EXCHANGE  COMMISSION OF ANY STATE
            SECURITIES  COMMISSION NOR HAS THE SECURITIES AND  EXCHANGE
          COMMISSION  OR ANY STATE  SECURITIES  COMMISSION  PASSED UPON
              THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
                      REPRESENTATION TO THE CONTRARY
                          IS A CRIMINAL OFFENSE.


The date of this Prospectus Supplement is December 26, 1997.